As filed with the Securities and Exchange Commission on January 13, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PRIMUS KNOWLEDGE SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Washington	91-1350484
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 1900, 1601 Fifth Avenue

Seattle, Washington 98101

(Address of principal executive offices, including zip code)

Amacis Group Limited 2003 Enterprise Management Incentive Scheme

(Full title of plan)

Michael A. Brochu President and Chief Executive Officer Primus Knowledge Solutions, Inc. 1601 Fifth Avenue, Suite 1900 Seattle, Washington 98101 (206) 292-1000	Copies to: Gary J. Kocher Preston Gates & Ellis LLP 925 Fourth Avenue, Suite 2900 Seattle, Washington 98104 (206) 623-7580
(Name, address and telephone number, including area code, of agent for service)

Title of securities to be registered	Amount to be registered(1)	Proposed Maximum offering price per unit(2)	Proposed Maximum aggregate offering price(2)	Amount of registration fee

Common Shares, $0.025 par value	265,327 shares	$6.37	$1,690,133	$136.73

(1)	Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to such plan as the result of any future stock split, stock dividend or similar adjustment of the outstanding Common Shares of the Registrant.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based upon the average high and low prices of the Common Shares of the Registrant on the Nasdaq National Market on January 12, 2004.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents heretofore filed with the Securities and Exchange Commission (the “Commission”) by Primus Knowledge Solutions, Inc. (the “Company”) are incorporated herein by reference:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (the “Annual Report”) filed with the Commission on March 27, 2003 under Section 13(a) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”);

(b) The Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 filed on November 14, 2003;

(c) The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 filed on August 14, 2003;

(d) The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 filed on May 14, 2003;

(e) The Company’s Current Report on Form 8-K filed on December 24, 2003 (incorporating by reference the press release announcing the acquisition of all capital stock of Amacis Group Limited);

(f) The Company’s Current Report on Form 8-K filed on November 4, 2003;

(g) The Company’s Current Report on Form 8-K furnished on October 28, 2003 (incorporating by reference the press release announcing financial results for third quarter 2003);

(h) The Company’s Current Report on Form 8-K filed on September 26, 2003 (incorporating by reference the press release announcing the closing of the Broad Daylight acquisition), as amended and filed on Form 8-K/A on November 17, 2003;

(i) The Company’s Current Report on Form 8-K filed on August 12, 2003 (incorporating by reference the press release announcing financial results for second quarter 2003 and the definitive agreement to acquire Broad Daylight, Inc.);

(j) The Company’s Current Report on Form 8-K filed on April 23, 2003 (incorporating by reference the press release announcing financial results for first quarter 2003);

(k) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report; and

(l) The description of the Company’s capital stock contained in the Company’s Registration Statement on Form 8-A, effective as of June 4, 1999, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold are deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act (the “WBCA”) authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”). Section 10 of the Registrant’s Second Amended and Restated Bylaws provides for indemnification of the Registrant’s directors, officers, employees and agents to the maximum extent permitted by Washington law. The directors and officers of the Registrant also may be indemnified against liability they may incur for serving in that capacity pursuant to a liability insurance policy maintained by the Registrant for such purpose.

Section 23B.08.320 of the WBCA authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article 9 of the Registrant’s Fourth Amended and Restated Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director’s liability to the Registrant and its shareholders.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit		Description
5.1	—	Opinion of Preston Gates & Ellis, LLP
23.1	—	Consent of Preston Gates and Ellis LLP (see Exhibit 5.1)
23.2	—	Consent of KPMG LLP, independent auditors
24	—	Power of Attorney (See signature page)
99	—	Amacis Group Limited 2003 Enterprise Management Incentive Scheme

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (ii) that, for purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (iii) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly authorized and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Seattle, State of Washington, on this 13th day of January, 2004.

PRIMUS KNOWLEDGE SOLUTIONS, INC.

By:	/s/ Michael A. Brochu

Name:	Michael A. Brochu
Title:	President and Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

Each persons whose individual signature appears below hereby authorizes Michael A. Brochu and Ronald M. Stevens, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Michael A. Brochu Michael A. Brochu	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	January 13, 2004

/s/ Ronald M. Stevens Ronald M. Stevens	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	January 13, 2004

/s/ Antonio M. Audino Antonio M. Audino	Director	January 13, 2004

/s/ Promod Haque Promod Haque	Director	January 13, 2004

/s/ Daniel Regis Daniel Regis	Director	January 13, 2004

/s/ John Moga John Moga	Director	January 13, 2004

/s/ Yasuki Matsumoto Yasuki Matsumoto	Director	January 13, 2004

INDEX TO EXHIBITS TO REGISTRATION STATEMENT ON FORM S-8

Exhibit		Description

5.1	—	Opinion of Preston Gates & Ellis, LLP

23.1	—	Consent of Preston Gates and Ellis LLP (see Exhibit 5.1)

23.2	—	Consent of KPMG LLP, independent auditors

24	—	Power of Attorney (See signature page)

99	—	Amacis Group Limited 2003 Enterprise Management Incentive Scheme